JIYA ACQUISITION CORP. ANNOUNCES PRICING OF $100 Million INITIAL PUBLIC OFFERING

Palo Alto – November 18, 2020 – Jiya Acquisition Corp. (the “Company”), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 10,000,000 Class A shares at a price of $10.00 per share. The shares are expected to be listed on the Nasdaq Capital Market (the “Nasdaq”) and trade under the ticker symbol “JYAC” beginning November 19, 2020. The Company is sponsored by Jiya Holding Company LLC, an affiliate of Samsara BioCapital, L.P. While the Company may pursue an initial business combination target in any industry or geographic location, it intends to focus its search for a target business operating in the biotechnology and pharmaceuticals sector.

The management team and board of directors are composed of veteran biopharmaceutical and finance industry executives, including Samsara BioCapital founder Srini Akkaraju, M.D., Ph.D. as Chairman, and Rekha Hemrajani as Chief Executive Officer and Director. Ms. Hemrajani is an experienced biopharma executive with extensive senior management experience in both large and small publicly traded biopharmaceutical companies. Jiya management includes Cory Freedland, Ph.D. as Chief Investment Officer and Director; Richard Van Doren as Chief Financial Officer and Director; and Mayank Gandhi, M.D., as VP, Corporate Development. Jiya management will be supported by the Samsara BioCapital investment team and an experienced Board of Directors which will also include Perry Karsen, Dr. Pamela Klein, Dan Spiegelman, and Dr. Steve Kelsey.

Citigroup is serving as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 Class A shares at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (800) 831-9146.

A registration statement relating to the securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s offering filed with the SEC and the preliminary prospectus included therein. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Source: Jiya Acquisition Corp.

CONTACTS

Investor Contact:
Jiya Acquisition Corp.
Richard Van Doren
Please email:info@jiyacorp.com

Media Contact:
Verge Scientific Communications
Peg Rusconi
prusconi@vergescientific.com